EXHIBIT 1
WELLS FARGO BANK, NATIONAL ASSOCIATION
ARTICLES OF ASSOCIATION
EFFECTIVE OCTOBER 30, 1998
ARTICLE I — NAME
          The title of the Association shall be WELLS FARGO BANK, NATIONAL ASSOCIATION.
ARTICLE II — OFFICES
          1. Main Office. The main office of the Association shall be in the City and County of San Francisco, State of California. The Board of Directors shall have the power to change the location of the main office to any other place within the City and County of San Francisco, State of California, without the approval of the stockholders, but subject to the approval of the Comptroller of the Currency.
          2. Branch Offices. The Board of Directors shall have the power to establish or change the location of any branch or branches of the Association to any other location, without the approval of the stockholders but subject to the approval of the Comptroller of the Currency.
          3. Conduct of Business. The general business of the Association shall be conducted at its main office and its branches.
ARTICLE III — BOARD OF DIRECTORS
          1. Number; Vacancy. The Board of Directors of the Association shall consist of not less than five nor more than twenty-five persons, the exact number of Directors within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the stockholders at any annual or special meeting thereof. Unless otherwise provided by the laws of the United States, any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled by action of the Board of Directors.
          2. Appointment of Officers. The Board of Directors shall appoint one of its members as the President of the Association. The President shall also be the Chairman of the Board unless the Board of Directors appoints another Director to be the Chairman of the Board. The Board of Directors shall have the power to appoint or to determine the manner of appointing the other officers of the Association.
          3. Powers. The Board of Directors shall have the power to define or to determine the manner of defining the duties of the officers and employees of the Association; to fix or to determine the manner of fixing the salaries to be paid to them; to dismiss or to determine the manner of dismissing them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all By-Laws that it may be lawful for the Board of Directors to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

ARTICLE IV — MEETINGS OF STOCKHOLDERS
          1. Annual Meeting. The annual meeting of the stockholders for the election of Directors and the transaction of whatever other business may be brought before said meeting shall be held at the main office or such other place as the Board of Directors may designate, on the day of each year specified therefor in the By-Laws, but if no election is held on that day, it may be held on any subsequent day according to the provisions of law; and all elections shall be held according to such lawful regulations as may be prescribed by the Board of Directors.
          2. Special Meetings. Special meetings of the stockholders of this Association unless otherwise regulated by statute, for any purpose or purposes whatsoever, may be called at any time by the Board of Directors, the chief executive officer or by one or more stockholders holding not less than one-fifth of the voting power of the Association.
          3. Notice of Meetings. Unless otherwise regulated by statute, a notice of the time, place and purpose of every annual and special meeting of the stockholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each stockholder of record at his address as shown upon the books of the Association.
          4. Written Consents. Unless otherwise regulated by statute, any action required or permitted to be taken by the stockholders may be taken without a meeting, if all stockholders shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the stockholders. Such action by written consent shall have the same force and effect as the unanimous vote of the stockholders.
ARTICLE V — INDEMNITY
          Any person, his heirs, executors, or administrators, may be indemnified or reimbursed by the Association for reasonable expenses actually incurred in connection with any action, suit, or proceeding, civil or criminal, to which he or they shall be made a party by reason or his being or having been a Director, officer, or employee of the Association or of any firm, corporation, or organization which he served in any such capacity at the request of the Association: Provided, however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding as to which he shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to the Association: And, provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Capital Stock of the Association, or the Board of Directors, acting by vote of Directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the entire number of Directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person, his heirs, executors, or administrators, may be entitled as a matter of law. The Association may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its Directors, officers, or employees.
ARTICLE VI — CAPITAL
          1. Capitalization. The Association is authorized to issue a total of 112,200,000 shares of common stock (the “Common Stock”) and 1,225,000 shares of preferred stock. The aggregate par value of all the shares of Common Stock which the Association shall be authorized to issue shall be $1,122,000,000, and the par value of each share of Common Stock which the Association shall be authorized to issue shall be Ten Dollars ($10.00). The aggregate par value of all the shares of preferred stock which the Association shall be authorized to issue shall be $12,250, and the par value of each share of preferred stock which the Association shall be authorized to issue shall be One Cent ($0.01).
          2. Voting Rights. Each holder of Common Stock shall be entitled to vote on all matters, one vote for each share of Common Stock held by him, provided that, in all elections of Directors, each holder of Common Stock shall have the right to vote the shares allocated to the number of shares owned by him for as many persons as there are Directors to be elected, or to cumulate such votes and give one candidate as many votes as the number of Directors to be elected multiplied by the number of votes allocable to his share shall equal, or to distribute such votes on the same principle among as many candidates as he shall think fit.
          3. Debt Obligations. The Association, at any time and from time to time, may authorize the issue of debt obligations, whether or not subordinated, without the approval of the stockholders.
          4. Preferred Stock, Series A.
          A. Designation. 1,225,000 shares of the preferred stock of the Association are designated as 7 3/4% Noncumulative Preferred Stock, Series A (hereinafter referred to as the “Series A Preferred Shares” or the “Series”). The Series A Preferred Shares shall have a liquidation preference of $1,000 per share (the “Liquidation Preference”). The number of authorized Series A Preferred Shares may be reduced by further resolution duly adopted by the Board of Directors of the Association (the “Board”) and by the filing of articles of amendment stating that such reduction has been so authorized. The number of authorized shares of this Series shall not be increased.
          B. Dividends. (a) Dividends on the Series A Preferred Shares shall be payable at a rate of 7 3/4% of the Liquidation Preference per annum, if, when and as declared by the Board out of assets of the Association legally available therefor. If declared, dividends on the Series A Preferred Shares shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (a “Dividend Date”), commencing on the first Dividend Date after the Time of Exchange (as defined below). Dividends will accrue from the first day of the fiscal quarter ending on each Dividend Date (each a “Dividend Period”), whether or not declared or paid for the prior Dividend Period. Each declared dividend shall be payable to the holder of record of the Series A Preferred Shares as it appears at the close of business on the stock register of the Association on such record date, not exceeding 45 days preceding the payment date thereof, as shall be fixed by the Board.
          (b) If the Board fails to declare a dividend on the Series A Preferred Shares for any Dividend Period, then the holder of the Series A Preferred Shares will have no right to receive a dividend on such shares for that Dividend Period, and the Association will have no obligation to pay a dividend for that Dividend Period, whether or not dividends are declared and paid for any future Dividend Period with respect to either the Series A Preferred Shares or the Common Stock of the Association.
          (c) If full dividends on the Series A Preferred Shares for any Dividend Period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payment, no dividends shall be declared or paid or set aside for payment and no other distribution shall be declared or made or set aside for payment upon the Common Stock or any other capital stock of the Association ranking junior to or on a parity with the Series A Preferred Shares as to dividends or amounts upon liquidation, nor shall any Common Stock or any other capital stock of the Association ranking junior to or on a parity with the Series A Preferred Shares as to dividends or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Association (except by conversion into or exchange for other capital stock of the Association ranking junior to the Series A Preferred Shares as to dividends and amounts upon liquidation), until such time as dividends on all outstanding Series A Preferred Shares have been (i) declared and paid declared for three consecutive Dividend Periods and (ii) declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the fourth consecutive Dividend Period. Notwithstanding the above, nothing in this subparagraph shall prevent the Association from treating an amount consented to by a holder of the Common Stock under the provisions of section 565 of the Internal Revenue Code of 1986, as amended (the “Code”), as a dividend for purposes of the dividends paid deduction under section 561 of the Code.
          (d) When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series A Preferred Shares and the shares of any other series of capital stock of the Association ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and any such other series of capital stock shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Shares and such other series of capital stock shall, in all cases, bear to each other the same ratio that full dividends, for the then-current Dividend Period, per share on the Series A Preferred Shares (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on such other series of capital stock bear to each other.
          (e) The holder of the Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full dividends, as herein provided, on the Series A Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.
          C. Redemption. (a) With the prior approval of the United States Office of the Comptroller of the Currency (the “OCC”), the Association, at its option, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, at a redemption price equal to the Liquidation Preference per share, plus accrued and unpaid dividends thereon to the date fixed for redemption.
          (b) In the event the Association shall redeem any of the Series A Preferred Shares, notice of such redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to the holder of record of the Series A Preferred Shares, at the holder’s address as the same appears on the stock register of the Association. Each such notice shall state: (i) the redemption date; (ii) the number of Series A Preferred Shares to be redeemed and, if fewer than all the Series A Preferred Shares held by the holder are to be redeemed, the number of such shares to be redeemed from the holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
          (c) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Association in providing money for the payment of the redemption price), said Series A Preferred Shares shall no longer be deemed to be outstanding, and all rights of the holder thereof as a stockholder of the Association (except the right to receive from the Association the redemption price) shall cease. If such shares are represented by a certificate, upon surrender in accordance with said notices of the a certificate for any Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Association at the redemption price aforesaid. In case fewer than all the Series A Preferred Shares represented by any such certificate is redeemed, a new certificate shall be issued representing the unredeemed Series A Preferred Shares without cost to the holder thereof.
          (d) Any Series A Preferred Shares, which shall at any time have been redeemed, shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.
          D. Automatic Exchange. (a) Series A Preferred Shares will be issued only in exchange (the “Automatic Exchange”) for shares of 7 3/4% Noncumulative Exchangeable Preferred Stock, Series A, $0.01 par value per share (a “REIT Preferred Share”), of Wells Fargo Realty Corporation II, a Maryland corporation (the “REIT”), upon the terms and conditions set forth in this Section D.

          (b) The Automatic Exchange will occur only if the appropriate federal regulatory agency directs in writing (a “Directive”) an exchange of the REIT Preferred Shares for the Series A Preferred Shares because (i) the REIT becomes “undercapitalized” under prompt corrective action regulations, (ii) the REIT is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the REIT becoming “undercapitalized” in the near term (an “Exchange Event”).
          (c) Upon an Exchange Event, upon surrender to the Association by the holder of the REIT Preferred Shares of the certificate, if any, representing each share of the REIT Preferred Shares of the holder, the Association shall be unconditionally obligated to issue to the holder in exchange for each such REIT Preferred Share a certificate representing one Series A Preferred Share.
          (d) The Automatic Exchange shall occur as of 8:00 a.m., Eastern Time, on the date for such exchange set forth in the Directive, or, if such date is not set forth in the Directive, as of 8:00 a.m., Eastern Time, on the earliest possible date such exchange could occur consistent with the Directive (the “Time of Exchange”). As of the Time of Exchange, the holder of the REIT Preferred Shares shall thereupon and thereafter be deemed to be and shall be for all purposes a holder of Series A Preferred Shares. The Association shall deliver to the holder of REIT Preferred Shares a certificate for Series A Preferred Shares upon surrender of the certificate for the REIT Preferred Shares. Until such replacement stock certificate is delivered (or in the event such replacement certificate is not delivered), any certificate previously representing the REIT Preferred Shares shall be deemed for all purposes to represent Series A Preferred Shares.
          (e) In the event the Automatic Exchange occurs, any accrued and unpaid dividends on the REIT Preferred Shares as of the Time of Exchange would be deemed to be accrued and unpaid dividends on the Series A Preferred Shares.
          E. Conversion. The holder of Series A Preferred Shares shall not have any rights to convert such shares into shares of any other class or series of capital stock of the Association.
          F. Liquidation Rights. (a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Association, the holder of the Series A Preferred Shares shall be entitled to receive and to be paid out of the assets of the Association available for distribution to its stockholder, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to the Series A Preferred Shares upon liquidation, the amount of the Liquidation Preference per share, plus the quarterly accrued and unpaid dividend thereon to the date of liquidation.
          (b) After the payment to the holder of the Series A Preferred Shares of the full preferential amounts provided for in this Section F, the holder of the Series A Preferred Shares as such shall have no right or claim to any of the remaining assets of the Association.
          (c) If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Association, the amounts payable with respect to the Liquidation Preference and any other shares of capital stock of the Association ranking as to any such distribution on a parity with the Series A Preferred Shares are not paid in full, the holder of the Series A Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Association in proportion to the full respective liquidating distributions to which they are entitled.
          (d) Neither the sale of all or substantially all the property or business of the Association, nor the merger or consolidation of the Association into or with any other Association, nor the merger or consolidation of any other Association into or with the Association shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Association for purposes of this Section F.

          (e) Upon the dissolution, liquidation or winding up of the Association, the holder of the Series A Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Association available for distribution to its stockholder all amounts to which the holder is entitled pursuant to paragraph (a) of this Section F before any payment shall be made to the holder of any class of capital stock of the Association ranking junior to the Series A Preferred Shares upon liquidation.
          G. Ranking. For purposes of these articles, any stock of any class or classes of the Association shall be deemed to rank:
          (a) Prior to the Series A Preferred Shares, either as to dividends or upon liquidation, if the holder of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Association, as the case may be, in preference or priority to the holder of the Series A Preferred Shares;
          (b) On a parity with the Series A Preferred Shares, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of the Series A Preferred Shares, if the holder of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Association, as the case may be, without preference or priority, one over the other, as between the holder of such stock and the holder of the Series A Preferred Shares; and
          (c) Junior to the Series A Preferred Shares, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holder of the Series A Preferred Shares shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Association, as the case may be, in preference or priority to the holder of shares of such class or classes.
          H. Voting Rights. The Series A Preferred Shares shall not have any voting rights, either general or special, unless required by applicable law.
ARTICLE VII — PERPETUAL EXISTENCE
          The corporate existence of the Association shall continue until terminated in accordance with the laws of the United States.
ARTICLE VIII — AMENDMENT
          These Articles of Association may be amended at any regular or special meeting of the stockholders by the affirmative vote of the holders of a majority of the Capital Stock of the Association, unless the vote of the holders of a greater amount of Capital Stock is required by law, and in that case by the vote of the holders of such greater amount.